EXHIBIT 99.1

Berkshire Hills Announces 50% Increase in Quarterly Shareholder Dividend
BOSTON, November 4, 2022.  Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has approved a quarterly cash dividend of $0.18 per common share to shareholders of record at the close of business on November 17, 2022, payable on December 1, 2022.  This is a 50% increase from the former quarterly dividend of $0.12 per share.
CEO Nitin Mhatre stated, “Increasing the shareholder dividend to improve total shareholder return is an integral component of our BEST strategic transformation plan announced in May 2021.  Berkshire’s per share earnings have increased by 62% since the first quarter of 2021 and the Company is tracking well ahead of its BEST plan strategic objectives.  Our plan targets supporting our organic growth to serve our customers and communities, while also prudently managing capital and shareholder returns.”
“We’re pleased to announce this 50% dividend increase which improves our quarterly cash return to shareholders and increases the yield on our stock to approximately 2.6% based on the closing share price of $27.44 on November 3, 2022.  We’re grateful for the support of our shareholders as we execute on our vision of becoming a high performing, leading socially responsible community bank.”
ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp is the parent of Berkshire Bank. The Bank's goal is to be a high-performing, leading socially responsible community bank in New England, Upstate New York, and beyond. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services. Headquartered in Boston, Berkshire has approximately $11.3 billion in assets and operates 100 financial centers in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.
###
Investor Relations Contacts
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206
David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973